F&G Annuities & Life Reports First Quarter 2025 Results Des Moines, Iowa – (May 7, 2025) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the first quarter ended March 31, 2025. Net loss attributable to common shareholders (net loss) for the first quarter of $25 million, or $0.20 per diluted share (per share), compared to net earnings of $111 million, or $0.88 per share, for the first quarter of 2024. Net loss for the first quarter included $105 million of net unfavorable mark-to-market effects and $11 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net earnings for the first quarter of 2024 included $17 million of net favorable mark-to-market effects and $14 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter of $91 million, or $0.72 per share, compared to $108 million, or $0.86 per share, for the first quarter of 2024. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short- term mark-to-market movement that differ from long-term return expectations. Please see the “First Quarter 2025 Results” and “Non-GAAP Measures and Other Information” sections for further explanation. First Quarter 2025 Summary • Record assets under management despite near-term pressures, driven by continued strong indexed annuity sales: F&G achieved record assets under management before flow reinsurance of $67.4 billion at the end of the first quarter, an increase of 16% over the first quarter of 2024. This included retained AUM of $54.5 billion. F&G’s gross sales were $2.9 billion and net sales were $2.2 billion for the first quarter • Excellent credit performance in the investment portfolio: As we expected, the investment portfolio is performing well, with 96% of fixed maturities being investment grade. Our portfolio is conservatively positioned to perform under various economic scenarios and well matched to our liability profile. Credit- related impairments have remained low and stable, averaging 6 basis points over the past five years and 2 basis points in the first quarter • Lower adjusted return on assets (ROA), due to near-term headwinds as well as short-term fluctuations in investment income from alternative investments: Adjusted ROA of 68 basis points in the first quarter; adjusted ROA of 100 basis points over the last twelve months (LTM), down 6 basis points from 106 basis points in the fourth quarter 2024 LTM • Growing adjusted return on equity (ROE), excluding AOCI: Adjusted ROE excluding AOCI was 9.7% for the first quarter, up 2.3% as compared to 7.4% in the first quarter of 2024 • On track to achieve our Investor Day targets: We continue to make strong progress toward the medium- term targets set out at our 2023 Investor Day • Continued focus on organic growth and return of capital to shareholders: F&G returned $30 million of capital to shareholders from common and preferred dividends in the first quarter • Completed public offering of common stock: On March 24, 2025, F&G completed the public offering of 8 million shares of common stock, with net proceeds of nearly $269 million to be used for general corporate purposes including the support of organic growth opportunities. Fidelity National Financial, Inc., F&G’s majority stockholder, purchased 4.5 million shares and held an ownership stake in F&G of approximately 82% as of March 31, 2025 Chris Blunt, Chief Executive Officer, commented, “Despite some near-term headwinds, F&G’s solid foundation is underpinned by a conservatively positioned investment portfolio and the ability to optimize our capital allocation to secure the highest returning business, which positions us to succeed in an uncertain economy. We achieved record

AUM before flow reinsurance of $67.4 billion, an increase of 16% from the year ago first quarter, driven by strong indexed annuity sales. Additionally, our equity offering in March provides us with the flexibility to take advantage of both opportunities to further grow the business given the strong secular tailwinds that exist as well as providing additional capital should the environment turn increasingly challenging. Overall, the credit quality of our portfolio remains high with 96% of our fixed maturities being investment grade combined with credit related impairments remaining well below our pricing assumptions over the past five years and current quarter. We remain confident that we will deliver on our medium-term Investor Day targets, to grow AUM and expand returns, in the coming years."

Summary Financial Results[1]

(In millions, except per share data)	Three Months Ended	
	March 31, 2025	March 31, 2024
Gross sales	$ 2,902	$ 3,495
Net sales	$ 2,181	$ 2,302
Assets under management (AUM)	$ 54,546	$ 49,787
Average assets under management (AAUM) YTD	$ 53,877	$ 49,400
AUM before flow reinsurance	$ 67,398	$ 58,020
Adjusted return on assets	0.68 %	0.87 %
Net earnings (loss)	$ (25)	$ 111
Net earnings (loss) per share	$ (0.20)	$ 0.88
Adjusted net earnings	$ 91	$ 108
Adjusted net earnings per share	$ 0.72	$ 0.86
Book value per common share	$ 30.47	$ 26.16
Book value per common share, excluding AOCI	$ 43.31	$ 41.10

First Quarter 2025 Results

Record AUM before flow reinsurance was $67.4 billion as of March 31, 2025, an increase of 16% over $58.0 billion as of March 31, 2024. This included retained AUM of $54.5 billion as of March 31, 2025, an increase of 9% over $49.8 billion as of March 31, 2024. A rollforward of AUM can be found in the "Non-GAAP Measures and Other Information" section of this release.

Profitable gross sales were $2.9 billion for the first quarter, a decrease of 17% from the first quarter of 2024; this reflects our decision to allocate capital to the highest returning business, specifically indexed annuity sales and pension risk transfer sales, resulting in a reduction in MYGA sales.

Retail channel sales were $2.1 billion for the first quarter, a decrease of 25% from the first quarter of 2024; this reflects our decision to allocate capital to indexed annuity sales given the ongoing favorable economic conditions and strong demand for retirement savings products, resulting in a reduction in MYGA sales. Indexed annuity sales were $1.5 billion and indexed universal life sales were $43 million in the first quarter, both in line with the first quarter of 2024. Fixed indexed annuities continue to be our largest contributor to indexed annuity sales, although our registered index-linked annuity product is gaining traction and building momentum.

Institutional market sales were $0.8 billion for the first quarter, an increase of 14% over $0.7 billion in the first quarter of 2024. The first quarter was comprised of $0.5 billion of funding agreements and $0.3 billion of pension risk transfer sales, whereas the first quarter of 2024 was comprised of $0.1 billion of funding agreements and $0.6 billion of pension risk transfer sales. Institutional sales are opportunistic and volumes vary quarter to quarter.

Net sales were $2.2 billion for the first quarter, compared to $2.3 billion in the first quarter of 2024.

[1]See definition of non-GAAP measures below

Adjusted net earnings were $91 million, or $0.72 per share, in the first quarter, compared to $108 million, or $0.86 per share for the first quarter of 2024. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. • Adjusted net earnings of $91 million, or $0.72 per share, for the first quarter of 2025 include $16 million, or $0.12 per share, of income from a reinsurance true-up adjustment. Investment income from alternative investments was $63 million, or $0.48 per share, below management’s long-term expected return of approximately 10% • Adjusted net earnings of $108 million, or $0.86 per share, for the first quarter of 2024 included $2 million, or $0.01 per share, of other income items. Investment income from alternative investments was $52 million, or $0.40 per share, below management’s long-term expected return of approximately 10% As compared to the prior year quarter, adjusted net earnings reflect margin compression due to near-term headwinds, lower owned distribution margin and higher interest expense in line with our capital market activity; partially offset by asset growth, higher income from accretive flow reinsurance fees and disciplined expense management. Capital and Liquidity Highlights Total F&G equity attributable to common shareholders, excluding AOCI, was $5.8 billion, or $43.31 per share, as of March 31, 2025. This reflects a decrease of $0.97 per share, or 2%, during the quarter, including $0.78 per share net decrease for mark-to-market movements, $0.63 per share decrease from effects of the common equity offering and $0.15 per share decrease from capital actions; partially offset by $0.59 per share increase from adjusted net earnings and other. Book value per common share excluding AOCI as of December 31, 2024 $ 44.28 Common stock offering (0.63) Book value per common share excluding AOCI, after effect of common stock offering $ 43.65 Adjusted net earnings and other 0.59 Book value per common share excluding AOCI, before capital actions & mark-to-market $ 44.24 Capital actions (0.15) Book value per common share excluding AOCI, before mark-to-market $ 44.09 Mark-to-market movement (0.78) Book value per common share excluding AOCI as of March 31, 2025 $ 43.31 F&G has successfully completed the following capital markets activity in the first quarter of 2025, as we expected. • In January, F&G issued $375 million of junior subordinated notes with net proceeds to be used for general corporate purposes, including the repayment of debt • In February, F&G fully redeemed its $300 million of outstanding senior notes due in May of 2025 • In March, F&G completed the public offering of 8 million shares of common stock, with net proceeds of nearly $269 million to be used for general corporate purposes including the support of organic growth opportunities. Fidelity National Financial, Inc., F&G’s majority stockholder, purchased 4.5 million shares and held an ownership stake in F&G of approximately 82% as of March 31, 2025 Our debt-to-capitalization ratio, excluding AOCI, was 26.7% as of March 31, 2025. We remain committed to our long-term target of approximately 25% and expect that our balance sheet will naturally delever as a result of near- term growth in total equity, excluding AOCI. During the first quarter, F&G has returned capital to shareholders from common and preferred dividends of $30 million, as compared to $26 million in the first quarter of 2024. Earnings Conference Call Members of F&G’s senior management team will host a conference call with the investment community to discuss F&G’s first quarter 2025 results on Thursday, May 8, 2025, beginning at 9:00 a.m. Eastern Time. The conference call will be broadcast live over F&G’s Investor Relations website at investors.fglife.com. A replay will also be available at the same location.

About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP financial measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) Assets March 31, 2025 December 31, 2024 Investments Fixed maturity securities available for sale, at fair value, (amortized cost of $51,026), net of allowance for credit losses of $80 at March 31, 2025 $ 47,909 $ 46,317 Preferred securities, at fair value 253 270 Equity securities, at fair value 101 145 Derivative investments 702 792 Mortgage loans, net of allowance for credit losses of $73 at March 31, 2025 6,366 5,926 Investments in unconsolidated affiliates (certain investments at fair value of $272 at March 31, 2025) 4,127 3,565 Other long-term investments 587 580 Policy loans 115 104 Short-term investments 549 2,410 Total investments $ 60,709 $ 60,109 Cash and cash equivalents 3,293 2,264 Reinsurance recoverable, net of allowance for credit losses of $20 at March 31, 2025 14,746 13,369 Goodwill 2,179 2,179 Prepaid expenses and other assets (certain assets held at fair value of $11 million at March 31, 2025) 904 950 Other intangible assets, net 5,721 5,572 Market risk benefits asset 187 189 Deferred tax asset, net 268 299 Total assets $ 88,007 $ 84,931 Liabilities and Equity Contractholder funds $ 57,823 $ 56,404 Future policy benefits 9,065 8,749 Market risk benefits liability 635 549 Accounts payable and accrued liabilities 2,314 2,219 Income taxes payable 9 5 Notes payable 2,234 2,171 Funds withheld for reinsurance liabilities 11,442 10,758 Total liabilities $ 83,522 $ 80,855 Equity Preferred stock $0.001 par value; authorized 25,000,000 shares as of March 31, 2025; outstanding and issued shares of 5,000,000 as of March 31, 2025 — — Common stock $0.001 par value; authorized 500,000,000 shares as of March 31, 2025; outstanding and issued shares of 134,707,419 and 135,917,408 as of March 31, 2025, respectively — — Additional paid-in-capital 3,741 3,464 Retained earnings 2,389 2,440 Accumulated other comprehensive income (loss) ("AOCI") (1,734) (1,923) Treasury stock, at cost (1,209,989 shares as of March 31, 2025) (33) (30) Total F&G Annuities & Life, Inc. shareholders' equity $ 4,363 $ 3,951 Non-controlling interests 122 125 Total equity $ 4,485 $ 4,076 Total liabilities and equity $ 88,007 $ 84,931

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FIRST QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended March 31, 2025 March 31, 2024 Revenues Life insurance premiums and other fees $ 489 $ 718 Interest and investment income 666 616 Owned distribution revenues 16 23 Recognized gains and (losses), net (263) 212 Total revenues 908 1,569 Benefits and expenses Benefits and other changes in policy reserves 524 1,161 Market risk benefit (gains) losses 109 (11) Depreciation and amortization 153 123 Personnel costs 67 66 Other operating expenses 41 58 Interest expense 40 30 Total benefits and expenses 934 1,427 Earnings (loss) before income taxes (26) 142 Income tax expense (benefit) (5) 26 Net earnings (loss) (21) 116 Less: Non-controlling interests — 1 Net earnings (loss) attributable to F&G (21) 115 Less: Preferred stock dividend 4 4 Net earnings (loss) attributable to F&G common shareholders $ (25) $ 111 Net earnings (loss) attributable to F&G common shareholders per common share Basic $ (0.20) $ 0.90 Diluted $ (0.20) $ 0.88 Weighted average common shares used in computing net earnings (loss) per common share Basic 126 124 Diluted 126 130

Non-GAAP Measures and Other Information RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS (LOSS) Three months ended (In millions) March 31, 2025 March 31, 2024 Reconciliation of net earnings (loss) to adjusted net earnings attributable to common shareholders ¹ Net earnings (loss) attributable to common shareholders $ (25) $ 111 Non-GAAP adjustments Recognized (gains) and losses, net Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets 15 (48) Change in allowance for expected credit losses 22 1 Change in fair value of reinsurance related embedded derivatives 41 18 Change in fair value of other derivatives and embedded derivatives (49) 61 Recognized (gains) losses, net 29 32 Market related liability adjustments 103 (55) Purchase price amortization 15 22 Transaction costs, other and non-recurring items 1 — Non-controlling interest (2) (3) Income taxes adjustment (30) 1 Adjusted net earnings attributable to common shareholders ¹ $ 91 $ 108 1See definition of non-GAAP measures below • Adjusted net earnings of $91 million, or $0.72 per share, for the first quarter of 2025 include $16 million, or $0.12 per share, of income from a reinsurance true-up adjustment. Investment income from alternative investments was $63 million, or $0.48 per share, below management’s long-term expected return of approximately 10%. • Adjusted net earnings of $108 million, or $0.86 per share, for the first quarter of 2024 included $2 million, or $0.01 per share, of other income items. Investment income from alternative investments was $52 million, or $0.40 per share, below management’s long-term expected return of approximately 10%.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended			
(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total F&G Annuities & Life, Inc. shareholders' equity	4,363	3,951	4,346	3,654
Less: Preferred stock	250	250	250	250
Total F&G equity attributable to common shareholders	4,113	3,701	4,096	3,404
Less: AOCI	(1,734)	(1,923)	(1,231)	(1,953)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 5,847	$ 5,624	$ 5,327	$ 5,357
Common shares outstanding	135	127	126	126
Book value per common share	$ 30.47	$ 29.14	$ 32.51	$ 27.02
Book value per common share, excluding AOCI	$ 43.31	$ 44.28	$ 42.28	$ 42.52

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended			
(In millions)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
AUM at beginning of period	$ 53,817	$ 52,464	$ 52,208	$ 49,787
Net new business asset flows	1,790	2,270	1,726	3,057
Net flow reinsurance to third parties	(1,395)	(1,046)	(1,248)	(930)
Net capital transaction proceeds (disbursements)	334	129	(222)	294
AUM at end of period[1]	$ 54,546	$ 53,817	$ 52,464	$ 52,208
AAUM YTD[1]	$ 53,877	$ 51,574	$ 50,970	$ 50,181
AUM before flow reinsurance	$ 67,398	$ 65,274	$ 62,875	$ 61,370

SALES HIGHLIGHTS

	Three months ended	
(In millions)	March 31, 2025	March 31, 2024
Indexed annuities (“FIA/RILA”)	1,461	1,437
Indexed universal life ("IUL")	43	42
Funding agreements ("FABN/FHLB")	525	105
Pension risk transfer ("PRT")	311	584
Subtotal, ex. MYGA	2,340	2,168
Fixed rate annuities (“MYGA”)	562	1,327
Gross sales(1)	2,902	3,495
Sales attributable to flow reinsurance to third parties	(721)	(1,193)
Net sales(1)	$ 2,181	$ 2,302

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings attributable to common shareholders Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of AUM plus flow reinsured assets, including certain block reinsured assets that have the characteristics of flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.